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                                                                  Exhibit 23.2


                              CONSENT OF KPMG LLP

We consent to the incorporation by reference in this registration statement on Form S-8 of Whitman Corporation of our report dated February 19, 1999, relating to the combined balance sheets of PepsiCo Bottling Operations as of December 26, 1998 and December 27, 1997 and the related combined statements of operations, cash flows and shareholder's equity and accumulated other comprehensive loss for each of the years in the three-year period ended December 26, 1998, which report appears in the Whitman Corporation current report on Form 8-K dated April
22, 1999.


/s/ KPMG LLP

KPMG LLP


New York, New York
May 21, 1999